PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
November 18, 2005	804-217-5897

DYNEX CAPITAL, INC.
ANNOUNCES ORGANIZATIONAL CHANGES

Glen Allen, VA - November 18, 2005 - Dynex Capital, Inc. (NYSE: DX) today announced Stephen J. Benedetti has been appointed to Executive Vice President, Chief Operating Officer. Mr. Benedetti resigned as Executive Vice President, Chief Financial Officer effective as of his appointment. Jeffrey L. Childress, Controller, will assume the role of Principal Accounting Officer. The Company expects this decision to further strengthen its Executive Management capabilities and to provide an increased focus on looking for solid opportunities for reinvestment.

The Company has filed with the Securities and Exchange Commission a Current Report on Form 8-K with regard to this change of Executive Management.

Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors that may affect the Company. These factors may include, but are not limited to, changes in general economic and market conditions, changes in the Company’s investment portfolio cash flows, defaults by borrowers on loans in the Company’s investment portfolio, defaults by third-party servicers, prepayments of investment portfolio assets by borrowers, fluctuations in interest rates competition, and regulatory changes. For additional information, see the Company’s Annual Report on Form 10-K for the period ended December 31, 2004 and Quarterly Report on Form 10-Q for the period ended June 30, 2005, as filed with the Securities and Exchange Commission.

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